WESTBANK EXPANDS IN CONNECTICUT


As part of its strategy of regional expansion through acquisitions, Westbank Corporation announced the signing of a Branch Purchase Agreement with the Phoenix Home Life Mutual Insurance to acquire the Connecticut banking division of New London Trust, F.S.B., New London, NH. Phoenix Home Life is a Fortune 500 company headquartered in Hartford, CT.

"The opportunity to add the Connecticut division of New London Trust to our recently acquired Cargill Bank subsidiary is extremely compelling", said Donald
R. Chase, president and Chief Executive Officer of Westbank Corporation. "We become the bank with the leading deposit market share in Northeast Connecticut. At the same time, we obtain an extremely competent senior management team to augment our Cargill Bank staff. Finally, it is immediately accretive to cash earnings per share", he commented.

The Connecticut division of New London Trust operates offices in Danielson and Putnam, CT, with assets totaling $110 million. The acquisition, which is subject to regulatory approval, is expected to be completed in the fourth quarter of this year. Upon completion, the New London Trust offices in Danielson and Putnam, CT will become offices of Cargill Bank, which will operate five banking offices with a total of $165 million in assets.

Cargill Bank is a well-respected local community bank that is dedicated to continuing New London Trust's commitment to superior customer service, active community involvement, and local decision-making.

Westbank Corporation is also the parent company of Park West Bank and Trust Company, a Massachusetts chartered commercial bank. The combined assets of the Corporation upon completion of the acquisition will be in excess of $525 million.